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EXHIBIT 2.3

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement"), entered into this 1st day of December 2000, by, between, and among PayStar Communications Corporation, a Nevada corporation (hereinafter "PayStar Communications"), PayStar.com, Inc., a Nevada corporation (hereinafter "PayStar.com"), and NCS-Network Communications Solutions, LLC, a Nevada limited liability company (hereinafter "NCS").

     RECITALS:

WHEREAS, PayStar.com is a wholly owned subsidiary of another wholly owned subsidiary of PayStar Communications; and

WHEREAS, PayStar Communications, through PayStar.com, wishes to purchase substantially all of the assets of NCS in return for stock and warrants of PayStar Communications and other consideration;

NOW, THEREFORE, based upon the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements set forth herein, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, PayStar Communications, PayStar.com, and NCS agree as follows:

1.     Definitions.

1.1     "Acquired Assets" means all     right, title, and interest in and to
all of the assets of NCS set forth in Exhibit "A," including, if any, all of its (a) tangible personal property (such as inventories of raw materials, supplies, packaging goods, and finished goods, equipment, manufactured and purchased parts, machinery, goods in process, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies, if any); (b) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder; (c) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, exemptions, and similar rights obtained from governments and governmental agencies (the "Permits"); (d) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (e) real property, fixtures, improvements, and fittings thereon, leaseholds and subleaseholds therein, and easements, rights-of-way, ant other appurtenants thereto (such appurtenant rights in and to public streets); (f) leases, subleases, and rights thereunder; (g) prepayments, prepaid expenses, and deferred items, claims, deposits, refunds, causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of taxes); (h) accounts, notes, and other receivables;
(i) securities (such as the capital stock in any other entity); (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; and (k) cash; provided, however, that the Acquired Assets shall not include (i) the items set forth in Exhibit "B" attached hereto (the "Excluded Assets"); (ii) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer, and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of NCS as a corporation; and (iii) any of the rights of NCS under this Agreement.

1.2 "Assumed Liabilities" means all liabilities and obligations relating to funded indebtedness of NCS or its subsidiaries.

1.3 "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the financial statements of NCS.

1.4 "GAAP" means United States generally accepted accounting principles as in effect from time to time.

1.5 "Intellectual Property" means (a) all trade secrets and confidential business information (including customer and supplier lists, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals); (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (e) all mask works and all applications, registrations, and renewals in connection therewith; (f) all computer software (including data, source codes, and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

1.6 "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

1.7 "Person" means an individual, a partnership, a corporation, an association, a joint venture, a limited liability company or partnership, a trust, a joint stock company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

1.8 "Security Interest" means any lien, encumbrance, mortgage, pledge, charge, or other security interest.

1.9 "Member" means any person who or which holds any ownership interest of NCS.

2.     Asset Purchase Transaction.

2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, PayStar.com agrees to purchase from NCS, and NCS agrees to sell, transfer, convey, and deliver to PayStar.com, all of the Acquired Assets at the Closing free and clear of any Security Interests for the consideration with respect to the Acquired Assets listed in Schedule A.

2.2 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, PayStar.com agrees to assume and become responsible for all of the Assumed Liabilities at the closing listed in Schedule B. PayStar.com will not assume or have any responsibility, however, with respect to any other obligation or Liability of NCS not included within the definition of Assumed Liabilities.

2.3 Securities to be Issued. At closing PayStar Communications shall deliver to NCS 150,000 units, each of which shall consist of one share of common stock of PayStar Communications and one two-year Class A Warrant to purchase another share of common stock at an exercise price of $2.00 per share. Such units shall be offered and sold to NCS pursuant to this Agreement and in accordance with the terms of the current private offering of PayStar Communications as set forth in the private offering memorandum of PayStar Communications dated August 1, 2000, as amended August 17, 2000 (the "PayStar Communications Private Offering"). The delivery of the 150,000 units shall constitute the full purchase price of the Assets.

2.4 Employment and Consultant Agreements. Prior to closing PayStar.com shall negotiate an employment contract with Donovan M. McNely to serve in a similar position with PayStar.com that he currently holds with NCS. On or before the closing, and as a condition of closing, PayStar.com shall enter into an employment agreement with Mr. McNely to be effective as of the closing date.

3. Representations and Warranties of NCS. NCS represents and warrants to PayStar Communications and PayStar.com as set forth below. These representations and warranties are made as an inducement for PayStar Communications and PayStar.com to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, PayStar Communications and PayStar.com would not be parties hereto.

3.1 Organization and Authority. NCS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement. NCS has no subsidiary and owns no interest in any other entity. NCS is duly qualified as a foreign entity to transaction business in each jurisdiction in which the operations of NCS would require such qualification.

3.2 Performance of This Agreement. The execution and performance of this Agreement and the transaction contemplated hereby have been authorized by the managers of NCS.

3.3     Financials.   The financial statements of NCS for the nine months
ended September 30, 2000, and the years ended December 31, 2000 and 1999, copies of which have been furnished to PayStar Communications and PayStar.com, are true and correct in all material respects. The year-end financial statements have been examined and certified by Tom Reed Certified Public Accountant. Said interim and year-end financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of NCS as of September 30, 2000 and the earnings for the periods covered, in accordance with GAAP applied on a consistent basis.

3.4 Title to Assets. NCS has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the most recent balance sheet of NCS or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the ordinary course of business since the date of the most recent balance sheet. Without limiting the generality of the foregoing, NCS has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer, except as disclosed in writing to PayStar Communications and PayStar.com prior to closing.

3.5 Liabilities. There are no material Liabilities of NCS which arose or relate to any transaction of NCS, its agents or servants occurring prior to September 30, 2000, which are not disclosed by or reflected in said financial statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to Liabilities, except in the normal course of business of NCS.

3.6 Absence of Certain Changes or Events. Except as set forth in this Agreement, since September 30, 2000, there has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of NCS, or (ii) any damage, destruction, or loss to NCS (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of NCS.

3.7 Litigation. There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving NCS, or its assets, properties, or business, nor does NCS know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, except for the current proceedings with the Internal Revenue Service dealing with unpaid employee/employer taxes and related fines/penalties. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of NCS is a party adverse to NCS or has a material interest adverse to NCS.

3.8 Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by NCS, and there are no unpaid taxes which are, or could become a lien on the properties and assets of NCS, except as provided for in the financial statements of NCS, or have been incurred in the normal course of business of NCS since that date, except for the current proceedings with the Internal Revenue Service dealing with unpaid employee/employer taxes and related fines/penalties. All other tax returns of any kind required to be filed have been filed and the taxes paid or accrued.

3.9 Accuracy of All Statements Made by NCS. No representation or warranty by NCS in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of NCS pursuant to this Agreement, nor any document or certificate delivered to PayStar Communications or PayStar.com by NCS pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

4. Representations and Warranties of PayStar Communications and PayStar.com. PayStar Communications and PayStar.com, jointly and severally, represent and warrant to NCS as set forth below. These representations and warranties are made as an inducement for NCS to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, NCS would not be a party hereto.

4.1 Organization and Good Standing. PayStar Communications and PayStar.com are corporations duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement.

4.2 Performance of This Agreement. The execution and performance of this Agreement and the transaction contemplated hereby have been authorized by the boards of directors of PayStar Communications and PayStar.com.

4.3 Financials. True copies of the consolidated financial statements of PayStar Communications for the nine months ended September 30, 2000, and the years ended December 31, 1999 and 1998, have been delivered by PayStar Communications to NCS. The year-end financial statements for 1999 have been examined and certified by Andersen Andersen & Strong, Certified Public Accountants; the year-end financial statements for 1998 have been examined and certified by Schvaneveldt and Company, Certified Public Accountants. Said financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of PayStar Communications as of September 30, 2000 and the earnings for the periods covered, in accordance with GAAP applied on a consistent basis. These financial statements are set forth in the registration statement filed with the U.S. Securities and Exchange Commission by PayStar Communications under the Securities Act of 1933 and periodic reports filed with the U.S. Securities and Exchange Commission by PayStar Communications pursuant to Section 15(d) of the Securities Exchange Act of 1934 (collectively the "SEC Periodic Reports").

4.4 Liabilities. There are no material Liabilities of PayStar Communications which arose or relate to any transaction of PayStar Communications, its agents or servants which are not disclosed by or reflected in said financial statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to Liabilities, except in the normal course of business of PayStar Communications.

4.5 Litigation. Except as set forth in the SEC Periodic Reports, there are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving PayStar Communications or its subsidiaries, or their assets, properties, or business, nor does PayStar Communications or its subsidiaries know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of PayStar Communications, or its subsidiaries, is a party adverse to PayStar Communications or any of its subsidiaries or has a material interest adverse to PayStar Communications or any of its subsidiaries.

4.6 Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by PayStar Communications, and there are no unpaid taxes which are, or could become a lien on the properties and assets of PayStar Communications, except as provided for in the financial statements of PayStar Communications, or have been incurred in the normal course of business of PayStar Communications since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued. As a newly formed corporation, PayStar.com has incurred no tax liabilities and has filed no tax returns.

4.7 Legality of Securities to be Issued. The shares of common stock, the warrants, and the shares of common stock underlying the warrants, of PayStar Communications to be issued by PayStar Communications pursuant to this Agreement, when so issued and delivered, will have been duly and validly authorized and issued by PayStar Communications and will be fully paid and nonassessable.

4.8 Accuracy of All Statements Made by PayStar Communications and PayStar.com. No representation or warranty by PayStar Communications or PayStar.com in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by PayStar Communications or PayStar.com pursuant to this Agreement, nor any document or certificate delivered to NCS pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statement contained therein not misleading.

5.     Covenants of the Parties.

5.1     Corporate Records.

a. Simultaneous with the execution of this Agreement by NCS, such entity shall deliver to PayStar Communications and PayStar.com copies of the articles of organization, as amended, and the operating agreement of NCS, and copies of the resolutions duly adopted by the managers of NCS approving this Agreement and the transactions herein contemplated.

b. Simultaneous with the execution of this Agreement by PayStar Communications and PayStar.com, such entities shall deliver to NCS copies of the articles of incorporation, as amended, and the current bylaws of each entity, and copies of the resolutions duly adopted by the boards of directors of PayStar Communications and PayStar.com approving this Agreement and the transactions herein contemplated.

5.2     Access to Information.

a. PayStar Communications and PayStar.com and their authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of NCS, and NCS shall furnish or cause to be furnished to PayStar Communications and PayStar.com and their authorized representatives all information with respect to its affairs and business as PayStar Communications or PayStar.com may reasonably request. PayStar Communications and PayStar.com shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to PayStar Communications or PayStar.com; (ii) becomes part of the public domain after disclosure through no fault of PayStar Communications or PayStar.com; (iii) is known to PayStar Communications or PayStar.com or any of their officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of NCS. In the event this Agreement is terminated prior to closing, PayStar Communications and PayStar.com shall, upon the written request of NCS, promptly return all copies of all documentation and information provided by NCS hereunder.

b. NCS and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of PayStar Communications and PayStar.com, and PayStar Communications and PayStar.com shall furnish or cause to be furnished to NCS and its authorized representatives all information with respect to their affairs and business as NCS may reasonably request. NCS shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to NCS; (ii) becomes part of the public domain after disclosure through no fault of NCS; (iii) is known to NCS or any of its managers prior to disclosure; or (iv) is disclosed in accordance with the written consent of PayStar Communications or PayStar.com, as applicable. In the event this Agreement is terminated prior to closing, NCS shall, upon the written request of PayStar Communications or PayStar.com, promptly return all copies of all documentation and information provided by PayStar Communications or PayStar.com hereunder.

5.3 Actions Prior to Closing. From and after the date of this Agreement and until the closing date:

a. NCS shall carry on its business diligently and substantially in the same manner as heretofore, and shall not make or institute any unusual or novel methods of purchase, sale, management, accounting or operation.

b. NCS shall not enter into any contract or commitment, or engage in any transaction not in the usual and ordinary course of business and consistent with its business practices.

c. NCS shall not amend its articles of incorporation or bylaws or make any changes in authorized or issued capital stock, except as provided in this Agreement.

d. NCS shall use its best efforts to preserve its business organization intact.

e. NCS shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment, or obligation of NCS.

f. NCS shall duly comply with all applicable laws as may be required for the valid and effective transfer of assets contemplated by this Agreement.

g. NCS shall not sell or dispose of any property or assets, except products sold in the ordinary course of business.

h. NCS shall promptly notify PayStar Communications of any lawsuits, claims, proceedings, or investigations that may be threatened, brought, asserted, or commenced against it, its officers or directors involving in any way the business, properties, or assets of NCS.

5.4 Members' Meeting or Consent. NCS shall promptly submit this Agreement and the transactions contemplated hereby for the approval of its Members at a meeting of Members or by consent of Members owning a majority of the outstanding ownership interests, and, subject to the fiduciary duties of the managers of NCS under applicable law, shall use its best efforts to obtain Member approval and adoption of this Agreement and the transactions contemplated hereby.

5.5 No Covenant as to Tax or Accounting Consequences. It is expressly understood and agreed that neither PayStar Communications, nor PayStar.com, nor their officers, agents, or legal counsel has made any warranty or agreement, expressed or implied, as to the tax or accounting consequences of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.

5.6 Bulk Transfer Laws. Prior to closing the parties shall comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

5.7 Indemnification. NCS shall indemnify PayStar Communications and PayStar.com for any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) suffered by PayStar Communications or PayStar.com resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, warranty, or covenant made by NCS herein, and any claims arising from the operations of NCS prior to the closing date. PayStar Communications and PayStar.com, jointly and severally, shall indemnify and hold NCS harmless from and against any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, covenant, warranty, or agreement made by PayStar Communications or PayStar.com herein, and any claims arising from the operations of PayStar Communications or PayStar.com prior to the closing date. The indemnity agreement contained herein shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party and shall survive the consummation of the transactions contemplated by this Agreement.

5.8 Publicity. The parties agree that no publicity, release, or other public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be issued by any party hereto without the advance approval of both the form and substance of the same by the other parties and their counsel, which approval, in the case of any publicity, release, or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

5.9 Expenses. Each party to this Agreement shall bear its own respective expenses incurred in connection with the negotiation and preparation of this Agreement, in the consummation of the transactions contemplated hereby, and in connection with all duties and obligations required to be performed by each of them under this Agreement.

5.10 No Finders' Fees. No broker, finder, or similar agent has been employed by or on behalf of NCS, PayStar Communications, or PayStar.com in connection with this Agreement or the transactions contemplated hereby, and such parties have not entered into any agreement or understanding of any kind with any Person for the payment of any brokerage commission, finder's fee, or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

5.11 Further Actions. Each of the parties hereto shall take all such further action, and execute and deliver such further documents, as may be necessary to carry out the transactions contemplated by this Agreement.

6. Conditions Precedent to PayStar Communication's and PayStar.com's Obligations. Each and every obligation of PayStar Communications and PayStar.com to be performed on the closing date shall be subject to the satisfaction prior thereto of the following conditions:

6.1 Truth of Representations and Warranties. The representations and warranties made by NCS in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date.

6.2 Performance of Obligations and Covenants. NCS shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the closing.

6.3 Manager's Certificate. PayStar Communications and PayStar.com shall have been furnished with a certificate (dated as of the closing date and in form and substance reasonably satisfactory to PayStar Communications and PayStar.com), executed by the manager of NCS, certifying to the fulfillment of the conditions specified in subsections 6.1 and 6.2 hereof.

6.4 No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

6.5 No Material Adverse Change. As of the closing date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of NCS to conduct its business or the earning power thereof on the same basis as in the past.

6.6 Members' Approval. The holders of not less than a majority of the outstanding ownership interests of NCS shall have voted for authorization and approval of this Agreement and the transactions contemplated hereby.

7. Conditions Precedent to Obligations of NCS. Each and every obligation of NCS to be performed on the closing date shall be subject to the satisfaction prior thereto of the following conditions:

7.1 Truth of Representations and Warranties. The representations and warranties made by PayStar Communications and PayStar.com in this Agreement or given on their behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date.

7.2 Performance of Obligations and Covenants. PayStar Communications and PayStar.com shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the closing.

7.3 Officer's Certificates. NCS shall have been furnished with certificates (dated as of the closing date and in form and substance reasonably satisfactory to NCS), executed by an executive officer of PayStar Communications and by an executive officer of PayStar.com, certifying to the fulfillment of the conditions specified in subsections 7.1 and 7.2 hereof.

7.4 No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

7.5 No Material Adverse Change. As of the closing date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of either PayStar Communications or PayStar.com to conduct its business.

8. Securities Law Provisions. At closing NCS shall deliver to PayStar Communications subscription agreements, as provided by PayStar Communications, containing appropriate representations concerning the restricted nature of the securities to be issued to it, the non-distributive intent of the recipients of the securities, and other provisions to reasonably satisfy the non-public, unregistered nature of the transaction.

9.     Closing.

9.1 Time and Place. The closing of this transaction ("closing") shall take place at the offices of PayStar Communications, 1110 West Kettleman Lane, Suite 48, Lodi, CA 95240, at 11:00 a.m., January 2, 2001, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "closing date."

9.2 Documents To Be Delivered by NCS. At the closing NCS shall deliver to PayStar Communications and PayStar.com the following documents:

a. A bill of sale and such other instruments of sale, transfer, conveyance, and assignment of the Acquired Assets to PayStar.com as PayStar.com and its counsel may request.

b.     The subscription agreement described in Section 8 hereof.

c.     The certificate required pursuant to subsection 6.3 hereof.

d. A certified copy of the duly adopted resolutions of NCS's managers authorizing this Agreement and the transactions contemplated hereby.

e.     If applicable, proof of compliance with bulk transfer laws.

f. Such other documents of transfer, certificates of authority, and other documents as PayStar Communications or PayStar.com may reasonably request.

9.3 Documents To Be Delivered by PayStar Communications and PayStar.com. At the closing PayStar Communications and PayStar.com shall deliver to NCS the following documents:

a. A certificate for 150,000 shares and a certificate for 150,000 warrants of PayStar Communications issued to NCS as set forth in subsection 2.3 hereof.

b. Copies of the employment contract entered into by PayStar.com with Mr. McNely as set forth in subsection 2.4 hereof.

c.     The certificate required pursuant to subsection 7.3 hereof.

d.     If applicable, proof of compliance with bulk transfer laws.

e. Such other documents of transfer, certificates of authority, and other documents as NCS may reasonably request.

10. Termination. This Agreement may be terminated by PayStar Communications, PayStar.com, or NCS by notice to the others if, (i) at any time prior to the closing date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its or their obligations to consummate the transactions contemplated by this Agreement incapable of fulfillment, or (ii) on January 31, 2001, if the closing shall not have occurred. Following termination of this Agreement no party shall have liability to another party relating to such termination, other than any liability resulting from the breach of this Agreement by a party prior to the date of termination.

11.     Miscellaneous.

11.1 Notices. All communications provided for herein shall be in writing and shall be deemed to be given or made when served personally or when deposited in the United States mail, certified return receipt requested, addressed as follows, or at such other address as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this subsection:

NCS:                         Donovan M. McNely, President
                             1912 Standiford Avenue #4
                             Modesto, CA 95350

PayStar Communications
& PayStar.com:               William D. Yotty, Chairman
                             1110 West Kettleman Lane
                             Suite 48
                             Lodi, CA  95240

with copy to:                Ronald N. Vance
                             Attorney at Law
                             57 West 200 South
                             Suite 310
                             Salt Lake City, UT  84101

11.2 Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by statute.

11.3 Assignment. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

11.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

11.5 Partial Invalidity. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

11.6 Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

11.7 Incorporation of Exhibits. The exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

11.8 Interpretation of Agreement. This Agreement shall be interpreted and construed as if equally drafted by all parties hereto.

11.9 Survival of Covenants, Etc. All covenants, representations, and warranties made herein to any party, or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied.

11.10 Further Action. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transactions contemplated herein.

11.11 Amendment. This Agreement or any provision hereof may not be changed, waived, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

11.12 Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

11.13 Headings. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

11.14 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto executed the foregoing Asset Purchase Agreement as of the day and year first above written.

PAYSTAR COMMUNICATIONS:          PayStar Communications Corporation


                                  By /s/ William D. Yotty
                                         William D. Yotty, Chairman

PAYSTAR.COM:                     PayStar.com, Inc.


                                  By /s/ William D. Yotty
                                         William D. Yotty, Chairman


NCS:                              NCS-Network Communications Solutions, LLC.


                                   By /s/ Donovan M. McNely
                                          Donovan M. McNely, President

EXHIBIT "A"

     LIST OF ASSETS


Per NCC New Commerce Communications, Inc., August, 2000 Valuation Report:


     Web-Hosting                         $461,700

     Web Development/E-Commerce          $500,000

     PDF On The Fly                      $250,000
                                         ________

                    Total              $1,211,700

                    Discount @75%        $908,775


Office Furniture and Equipment, per
 attached                                 $33,540


          Grand Total                    $942,315

EXHIBIT "B"

ASSUMED FUNDED INDEBTEDNESS


NIBG, LLC, Notes

Note Date          Amount     Interest/Day   Days   Interest

March 16, 1999     $57,500     $21.32     645     $13,751.40

April 1, 1999      $57,500     $21.32     630     $13,431.60

May 4, 1999        $57,500     $21.32     595     $12,685.40

July 1, 1999       $50,000     $18.54     540     $10,011.60

September 21, 1999 $50,000     $18.54     460      $8,528.40

December 15, 1999  $28,750     $10.66     376      $4,008.16

December 22, 1999  $17,250      $6.40     369      $2,361.60

TOTAL             $318,500    $118.10             $64,778.16


             TOTAL PRINCIPAL AND INTEREST          $383,278.16